Exhibit 99.3

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On October 11, 2007, Network Engines, Inc. (“Network Engines” or “the Company”) completed the acquisition of Alliance Systems, Inc. (“Alliance Systems”), for approximately $34 million in cash, and the issuance of approximately 2.9 million shares of common stock of the Company.  The Alliance Systems acquisition has been accounted for using the purchase method of accounting whereby the total purchase price, including transaction costs paid by the Company, will be allocated to the assets acquired and liabilities assumed based their estimated fair values. The excess of the purchase price over the net of the amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill.  The pro forma adjustments have been prepared to illustrate the estimated effect of the acquisition. Consequently, the amounts reflected in the unaudited pro forma combined condensed financial statements could differ from the actual allocation of the purchase price.

The unaudited pro forma combined condensed balance sheet as of September 30, 2007 gives effect to the acquisition as if it was completed on that date, and was derived from the historical unaudited consolidated balance sheet of Alliance Systems as of September 29, 2007, combined with the Company’s historical consolidated balance sheet as of September 30, 2007.

The unaudited pro forma combined condensed statement of operations for the year ended September 30, 2007 illustrates the effect of the acquisition of Alliance Systems as if it had occurred on October 1, 2006, and was derived from the historical unaudited consolidated statement of operations for Alliance Systems for the three months ended December 30, 2006 and nine-months ended September 29, 2007, combined with the Company’s historical consolidated statement of operations for the year ended September 30, 2007.

The pro forma combined condensed financial statements should be read in conjunction with the historical audited consolidated financial statements and notes thereto of the Company contained in its 2007 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on December 14, 2007, and the historical audited consolidated financial statements and notes thereto of Alliance Systems which are included as Exhibit 99.1 to this Current Report on Form 8-K/A.

The unaudited pro forma combined condensed financial information is presented based on the assumptions and adjustments described in the accompanying notes that the Company believes are reasonable. The unaudited pro forma combined condensed financial statements do not include any pro forma adjustments relating to costs of integration that the combined company may incur or post-integration cost reductions that may be realized as such adjustments would be forward-looking.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had occurred as of the date or during the periods presented nor is it necessarily indicative of future operating results or financial position.

NETWORK ENGINES, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2007

(in thousands)

	Network Engines, Inc.	Alliance Systems, Inc.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$44,403	$369	$(32,819)	2a	$11,953
Restricted cash	247	—			247
Accounts receivable	17,511	14,263			31,774
Inventories	10,175	12,602	383	2b	23,160
Taxes receivable	—	334	2,820	2l	3,154
Prepaid expenses and other current assets	1,077	2,650	(1,679)	2g	2,048

Total current assets	73,413	30,218	(31,295)		72,336

Property and equipment, net	1,128	1,411			2,539
Intangible assets	—	1,250	10,525	2b,2i	11,775
Goodwill	—	41	5,870	2b,2h	5,911
Contingently returnable acquisition consideration	—	—	4,220	2a	4,220
Other assets	281	94	(143)	2c	232

Total assets	$74,822	$33,014	$(10,823)		$97,013

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,189	$10,034	$(1,253)	2j	$18,970
Accrued compensation and other related benefits	1,773	1,991	547	2c	4,311
Other accrued expenses	3,189	1,007	1,374	2c,2j	5,570
Line of credit	—	4,974	(4,974)	2j	—
Current portion of note payable		400	(400)	2j	—
Deferred revenue	2,839	2,384	(350)	2k	4,873

Total current liabilities	17,990	20,790	(5,056)		33,724

Note payable net of current portion	—	400	(400)	2j	—
Other long term liabilities	39	121	(121)	2g	39
Deferred revenue, net of current portion	1,285	1,386	(215)	2k	2,456

Total liabilities	19,314	22,697	(5,792)		36,219

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 authorized, and no shares issued and outstanding	—	—	—		—
Common stock, $.01 par value, 100,000,000 shares authorized; 43,590,883 shares issued; 41,029,025 shares outstanding	436	22	7	2d	465
Additional paid-in capital	187,005	782	4,475	2e	192,262
Accumulated other comprehensive loss		(42)	42	2f	—
Accumulated deficit	(129,095)	10,116	(10,116)	2f,2l	(129,095)
Treasury stock, at cost, 2,561,858 shares	(2,838)	(561)	561	2f	(2,838)

Total stockholders’ equity	55,508	10,317	(5,031)		60,794

Total liabilities and stockholders’ equity	$74,822	$33,014	$(10,823)		$97,013

NETWORK ENGINES, INC.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended September 30, 2007

(in thousands)

	Network Engines, Inc.	Alliance Systems, Inc.	Pro Forma Adjustments		Pro Forma Combined

Net revenues	$119,627	$104,901	$—		$224,528

Cost of revenues	96,375	87,964	37	3c	184,376

Gross profit	23,252	16,937	(37)		40,152

Operating expenses:
Research and development	8,723	1,840	259	3c	10,822
Selling and marketing	6,265	7,386	67	3c	13,718
General and administrative	7,596	5,845	(915)	3c	12,526
Amortization of intangible assets	—	—	1,939	3a	1,939

Total operating expenses	22,584	15,071	1,350		39,005

Income (loss) from operations	668	1,866	(1,387)		1,147

Other income (expense):
Interest income	1,953	162	(1,804)	3b	311
Interest expense	—	(731)	731	3b	—
Other	—	75			75
Income (loss) before income taxes	2,621	1,372	(2,460)		1,533

Provision for income taxes	119	480	(480)	3b	119

Income from continuing operations	$2,502	$892	$(1,980)		$1,414

Income from continuing operations per share basic and diluted	$0.06				$0.03

Weighted average shares outstanding:
Basic	40,637		2,904	3d	43,541
Diluted	41,256		2,904	3d	44,160

Network Engines, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The unaudited pro forma condensed combined financial information of Network Engines, Inc. (“Network Engines” or “the Company”) have been prepared using the purchase method of accounting. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments. The unaudited pro forma combined condensed balance sheet as of September 30, 2007 gives effect to the acquisition of Alliance Systems, Inc. (“Alliance Systems”) as if it was completed on that date, and was derived from the historical unaudited consolidated balance sheet of Alliance Systems, Inc. as of September 29, 2007 combined with the Company’s historical audited consolidated balance sheet as of September 30, 2007.

The pro forma adjustments are based on available information and various estimates and assumptions. Actual adjustments may differ from the pro forma adjustments. Network Engines believes that these assumptions provide a reasonable basis for presenting the significant effects of the acquisition and that the pro forma adjustments give appropriate effect to these assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

2.  Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if it occurred on September 30, 2007. Pro forma adjustments have been made and are described below (in thousands, except share and per share data)

(a)                Cash paid was approximately 84% of the total consideration, or $34,000, including the repayment of outstanding debt obligations of Alliance Systems.  The acquisition was structured to include a downward adjustment to the purchase price based on the net working capital of Alliance Systems as of October 11, 2007, as defined in the merger agreement, and therefore approximately $4,220 of the cash paid is contingently returnable to the Company upon resolution of this provision.  As a result, the amount of contingently returnable consideration has been excluded from the allocation of the purchase price to the net assets acquired until such time that this amount is no longer contingently returnable.

(b)               The allocation of the purchase price to the net assets acquired is as follows (in thousands):

Cash paid	$28,600
Issuance of Network Engines common stock	5,286
Estimated transaction costs	1,071
Estimated additional payments to be made	994
35,951
Estimated fair value of identifiable tangible and intangible net assets acquired	30,040
Estimated excess purchase price over net assets acquired	$5,911

The estimated transaction costs incurred by the Company primarily consist of fees for attorneys, financial advisors, accountants and other advisors directly related to the transaction.  The estimated additional payments to be made consist of costs expected to be incurred pursuant to disposing Alliance Systems’ German subsidiary and severance costs related to reductions in headcount.

Under the purchase method of accounting, the total purchase price as shown in the table above is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values.

Network Engines, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

 2.  Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet - continued

(c)                Adjustment to record an accrual for remaining estimated acquisition related costs and future payments of $1,922 related to the acquisition.  Prior to September 30, 2007, acquisition related costs of $143 were already paid or accrued for by Network Engines, and accordingly, were reclassified to goodwill from other assets.

(d)               Adjustment to reflect the $0.01 per share par value associated with the 2.9 million additional shares of Network Engines’ common stock issued in connection with the acquisition, less the elimination of Alliance Systems common stock par value.

(e)                Adjustment to reflect the additional paid in capital associated with the additional shares of Network Engines common stock issued in connection with the acquisition, offset by the elimination of Alliance Systems additional paid in capital.  Network Engines’ shares of common stock issued were valued based on the five day average stock price around September 30, 2007.

(f)                  To eliminate Alliance Systems’ historical retained earnings, accumulated other comprehensive loss, and treasury stock.

(g)               To record the effects of deferred income taxes resulting from the differences between the financial statement and tax bases of the acquired assets and liabilities.

(h)               To eliminate Alliance Systems historical goodwill and record the goodwill resulting from the Company’s acquisition of Alliance Systems.

(i)                   To eliminate Alliance Systems’ historical intangible assets and record the preliminary fair value of intangible assets acquired.

(j)                   To effect the repayment of Alliance Systems’ Net Debt, as defined in the merger agreement.

(k)                To adjust Alliance Systems’ deferred revenue to an amount equivalent to the estimated cost plus an appropriate profit margin to fulfill the obligations under its existing contracts.

(l)                   To adjust Alliance Systems’ income tax receivable for the tax benefit of approximately $2,820 resulting from the carryback of the taxable loss generated by the acquisition to offset taxable income in prior years.

3.  Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

The unaudited pro forma condensed combined statement of operations gives effect to the acquisition of Alliance Systems as if it occurred on October 1, 2006. Pro forma adjustments have been made and are described below (in thousands):

(a)                Adjustment reflects the amortization expense associated with the identified amortizable intangible asset, customer relationships, resulting from the acquisition of Alliance Systems. The estimated value of amortizable intangible asset is $11,775.  The weighted average useful life is 5 years, which is based on the economic benefits expected to be realized from this asset, resulting in the first year’s amortization expense of $1,939.

(b)               Adjustment reflects the impact of:

1.               A reduction of interest income related to the cash consideration for the acquisition and estimated transaction costs. The Company estimates that it received an average interest rate of 5.5% earned on cash and short-term investments, which results in a reduction to interest income of $1,804 on

Network Engines, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

                        an annual basis.

2.               A reduction in interest expense associated with the repayment of all outstanding Alliance Systems’ debt obligations.

3.               A reduction of Alliance Systems’ provision for income taxes to effect the utilization of Network Engines’ cumulative net operating loss carryforwards. All other pro forma adjustments to the unaudited combined condensed statement of operations are not tax effected because Network Engines is in a cumulative net tax loss position for U.S. income tax purposes.

(c)                To record stock compensation expense on options issued by Network Engines to Alliance Systems’ employees after the acquisition.  These stock options were issued under the Company’s 1999 Stock Incentive Plan in accordance with the Company’s policies for granting stock options to all newly hired employees.  In addition, $1,093,000 of stock compensation expense related to Phantom Stock Awards issued by Alliance Systems was eliminated from the results of operations for Alliance Systems.

(d)               The change in basic and diluted average shares outstanding reflects the adjustment for the additional shares of Network Engines common stock issued upon consummation of the transaction. The trailing average of Network Engines closing prices per share, as reported by the NASDAQ Global Market, for the period of twenty (20) consecutive trading days ending on the closing date was $1.85 per share, which was the basis for determining the number of shares to be issued, per the merger agreement, and resulted in the issuance of an additional 2.9 million shares of Network Engines common stock.